Exhibit 99.01

Important Sarbanes-Oxley Act Notice

regarding restrictions on trading in Laureate securities

May 19, 2005

Dear Board Member/Executive Officer:

Effective July 1, 2005, Laureate Education, Inc. (“Laureate”) is transitioning its 401(k) recordkeeping services from Putnam Investments to American Funds.  Consequently, a blackout period will occur during which 401(k) accounts are inaccessible by participants for any activity while the final accounting of plan assets is prepared.  As this plan includes company stock as an investment option, additional rules apply to directors and executive officers with respect to company stock transactions both within and outside of the 401(k) plan.

In accordance with Section 306 of the Sarbanes-Oxley Act of 2002, this notice is to advise you that any director or executive officer is prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring equity securities of Laureate during the blackout period.  The blackout is scheduled to begin on June 20, 2005 and is expected to end around July 22, 2005.  However, we will advise you directly of the actual end date of the blackout period.  This corresponds with the Company's blackout period for the second quarter earnings release.

Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Laureate that you acquired in connection with your service as an executive officer or director.  “Equity securities” are defined broadly to include options and other derivatives.  Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.”  This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, and in transactions between the individual and the company.  Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer or shares acquired on the open market) are not covered.  However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

The following are examples of transactions that you may not engage in during the blackout period:

•                  Exercising stock options granted to you in connection with your service as a director or executive officer,

•                  Selling Laureate stock that you acquired by exercising options, and

•                  Selling Laureate stock that you originally received as a restricted stock grant.

There are certain exemptions, including:

•                  Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout),

•                  Bona fide gifts, bequests and transfers pursuant to domestic relations orders, and

•                  A sale or disposition that is required by law.

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.  I therefore request that you contact me at (410) 843-8043 before engaging in any transaction involving Laureate stock or derivatives based on Laureate stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.

If you have any questions, please feel free to contact me at 410-843-8043 or Anne Timmons in the Benefits Department at 800-627-4276 ext. 8401.

Sincerely,

/s/ Robert W. Zentz
Robert W. Zentz
Senior Vice President and General Counsel